Intermediate Bond Fund of America 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

August 31, 2010

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$152,634
Class B	$3,478
Class C	$6,576
Class F1	$13,166
Class F2	$7,227
Total	$183,081
Class 529-A	$6,015
Class 529-B	$417
Class 529-C	$1,424
Class 529-E	$282
Class 529-F1	$1,266
Class R-1	$233
Class R-2	$2,826
Class R-3	$3,617
Class R-4	$2,433
Class R-5	$1,070
Class R-6	$6,171
Total	$25,754

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3423
Class B	$0.2436
Class C	$0.2373
Class F1	$0.3356
Class F2	$0.3797
Class 529-A	$0.3325
Class 529-B	$0.2278
Class 529-C	$0.2291
Class 529-E	$0.2959
Class 529-F1	$0.3620
Class R-1	$0.2358
Class R-2	$0.2360
Class R-3	$0.2937
Class R-4	$0.3378
Class R-5	$0.3763
Class R-6	$0.3834

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	492,575
Class B	12,824
Class C	30,325
Class F1	42,008
Class F2	18,731
Total	596,463
Class 529-A	20,812
Class 529-B	1,750
Class 529-C	7,120
Class 529-E	1,051
Class 529-F1	3,948
Class R-1	1,360
Class R-2	12,806
Class R-3	12,630
Class R-4	8,863
Class R-5	3,334
Class R-6	23,050
Total	96,724

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$13.65
Class B	$13.65
Class C	$13.65
Class F1	$13.65
Class F2	$13.65
Class 529-A	$13.65
Class 529-B	$13.65
Class 529-C	$13.65
Class 529-E	$13.65
Class 529-F1	$13.65
Class R-1	$13.65
Class R-2	$13.65
Class R-3	$13.65
Class R-4	$13.65
Class R-5	$13.65
Class R-6	$13.65